   As filed with the Securities and Exchange Commission on February 1, 1999
                                                     Registration No. 333-69861
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                                7TH LEVEL, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                      75-2480669
   (State or other jurisdiction of                       (I.R.S. Employer
     incorporation organization)                         Identification No.)

                        1201 Richardson Drive, Suite 277
                            Richardson, Texas 75080
                                 (972) 498-8100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------

                               RICHARD S. MERRICK
                            Chief Executive Officer
                                7th Level, Inc.
                        1201 Richardson Drive, Suite 277
                            Richardson, Texas 75080
                                 (972) 498-8100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                      ------------------------------------

                                   Copies to:
                               GERALD ADLER, ESQ.
                      Swidler Berlin Shereff Friedman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                                    ----------
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ----------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                                   PROSPECTUS

                                7TH LEVEL, INC.

                              2,416,667 SHARES OF
                                  COMMON STOCK

         We are furnishing this document to you to allow Fletcher International Limited to sell up to 2,416,667 shares of our common stock. Fletcher may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.


         Our common stock is quoted on the Nasdaq National Market under the symbol "SEVL". On January 29, 1999, the closing price of our common stock as reported by the Nasdaq National Market was $2.75 per share.


         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH 7TH LEVEL AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus is               , 1999.

                  ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

         This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our file number is 0-24936.

         You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:


450 Fifth Street, N.W.     Northwest Atrium Center     7 World Trade Center
Room 1024                  500 West Madison Street     Suite 1300
Washington, D.C.  20549    Suite 1400                  New York, New York 10048
                           Chicago, Illinois 60661

         You can call the SEC at 1-800-732-0330 for further information about the public reference room.

         We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning 7th Level may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until Fletcher has sold all the shares of common stock described in this Prospectus.

         The following documents files with the SEC are incorporated by reference in this prospectus:


         1.   Our Annual Report on Form 10-K for the year ended
              December 31, 1997.

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

          3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

          4. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

          5. Our Current Reports on Form 8-K dated April 23, 1998, July 9, 1998, December 14, 1998, and January 15, 1999.

          6. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Exchange Act.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to:
7th Level, Inc., 1201 Richardson Drive, Suite 277, Richardson, Texas 75080,
Attention: Chief Executive Officer, or by telephone (972) 498-8100.

                 FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS
                          MAY NOT PROVE TO BE ACCURATE

         This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

         These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus or made in documents incorporated into this prospectus, describe factors that could contribute to or cause differences between our expectations and actual results.

         We have described many of these factors in "Risk Factors" and "The Company." Because of these risks and uncertainties, the forward-looking information contained in this prospectus may not in fact occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                7TH LEVEL, INC.

         7th Level, Inc. provides technology, products and services which enliven and enrich the means by which companies and individuals can communicate using the Internet. Our primary focus is the creation and display of 2D and 3D animated characters that can host websites, deliver "speaking" e-mail and act as agents to provide customer support and training.

         Our product line is all branded under the number "7." Our products include software that we have recently begun to sell on a limited basis to customers on our web site and e-commerce websites of other companies. We also continue to focus on the licensing of technology and the creation of custom characters for companies which:

          o are engaged in developing and marketing websites for "web communities";

          o attract or are seeking to attract a large number of registered users;

          o    sell products online; or

          o are engaged in providing customer service solutions and/or training tutorials.

         Our current suite of Internet and desktop communication products include:

         AGENT 7: This product creates animated characters for use on both personal and professional websites.

         MAIL 7: This product allows even novice users of the Internet to create "talking e-mail" using their own voice or a customized message.

         PRESENT 7: This product creates animated "presenters" to enhance Microsoft PowerPoint presentations and other text based documents. This product is specifically designed for desktop use.

         Together, these products constitute COMMUNICATE 7, a suite that allows users to distinguish their content and technology by delivering captivating information through websites, e-mail and desktop presentations.

         To implement our strategy, we have formed and continue to form relationships with major Internet content, technology and community building companies, as well as companies that are engaged in providing customer service solutions and/or training tutorials. The significant strategic relationships that we have developed to date include the following:

          o RealNetworks - We created a special version of Agent 7 for use with RealNetworks' industry standard web multimedia technology which is being offered for sale on RealNetworks' e-commerce web site.

          o GeoCities - We entered into a co-marketing agreement with Geocities to promote our products to their membership for use on Geocities' personal websites and mail.

          o New England Patriots, NFL Football Team - The Patriots have integrated our technology into its online marketing and branding campaign.

         We continue to explore potential strategic alliances or other arrangements to maximize stockholder value.

         Additional information on 7th Level is available via its web site at www.7thlevel.com. Our principal executive offices are located at 1201 Richardson Drive, Suite 277, Richardson, Texas 75080, telephone (972) 498-8100.


                                  RISK FACTORS

We Have a History of Losses and an Accumulated Deficit

         Commencing in the summer of 1997, we changed our business from that of a producer and distributor of CD ROM content to that of a supplier of animation technology principally directed at the Internet market. From inception in May 1993, we have never earned an annual profit. We introduced Agent 7, our first Internet product in August 1998. In 1998, we generated relatively limited revenues from operations, and have incurred net losses each year since our inception in May 1993. Our net losses for the 1995, 1996 and 1997 fiscal years were approximately $14.6 million, $24.3 million and $22.5 million, respectively. As of December 31, 1997, we had an accumulated deficit of $68.3 million. In addition, for the nine months ending September 30, 1998, we incurred a net loss of $9.8 million and a one time increase to the loss attributable to the common stockholders of approximately $15.0 million due to a beneficial conversion feature contained in the terms of a convertible preferred stock issuance completed in May 1998. We expect to incur significant net losses through approximately the end of 1999 and may continue to incur net losses thereafter.

We Face Future Capital Needs and Uncertainty in Acquiring Additional Financing to Meet Those Needs

         We anticipate that currently available funds, including funds we may receive from selling additional shares of common stock to Fletcher under the Subscription Agreement and cash flow generated from business operations, will be sufficient to meet anticipated needs for working capital, capital expenditures, and business expansion for at least the next twelve months. We may need to raise additional funds in order to develop, acquire and/or market products, businesses, or technologies. If additional funds are raised through the issuance of equity or convertible securities, your percentage ownership in 7th Level will be reduced. Also, these securities may have rights, preferences or privileges senior to common stock. However, it is possible that additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of our business opportunities.

The Markets for Some of Our Products and Services Are Still in Development

         Our success depends in large part on our ability to continue to develop the following:

          - a profitable market for our Communicate 7 communications suite including Internet content, e-commerce and community building companies as well as companies that are engaged in providing customer service solutions and/or training tutorials; and

          -    other new products and services.

         Because the markets for our Communicate 7 are new and evolving, the demand for these products and services is highly uncertain.

         The success of our Communicate 7 product line will depend on a number of factors, including :

          - our ability to establish adoption of the products in major online portals, online communities and other high-traffic Internet sites;

          - our ability to distribute and market Communicate 7 and its online components, Agent 7 and Mail 7, so that a sufficient level of users adopt and demand our technology products; user adoption and demand is potentially an important component of our effort to market our technology to corporations, including online portals, communities and other websites;

          - the inclusion of our Communicate 7 software and technology in products manufactured by others, including personal computers and bundled with other software products;

          - our ability to generate significant revenues through e-commerce, technology licensing and other opportunities to be profitable.

         The receipt of transactional fees derived from the use of our products for e-commerce and advertising on the Internet will depend upon our ability to:

          - establish relationships with e-commerce companies and advertisers which use our technology in connection with online sales and/or advertising on the Internet ; and

          - build a direct sales force to establish advertising and e-commerce partners.

         Market acceptance of our custom community building solutions service will depend upon our ability to:

          - demonstrate to our customers and prospective customers a competitive advantage for them resulting from use of our technology;

          -    maintain a technology lead over our competitor's offerings;

          - maintain an acceptable level of customer service to support our technology products; and

          - build a direct sales force to establish customers for this service.

We Face Rapid Technological Change and Frequent New Product Introductions

         The markets for our products and services are characterized by rapid technological change, frequent new product introductions, and evolving industry standards. We believe that our future success depends upon our ability to develop and market products and services that incorporate and apply new technologies, and our ability to enhance and expand our existing product lines and services. We will need to spend significant amounts of capital to develop, market and enhance our products and services to meet and take advantage of technological changes. We may not be:

          -    able to develop or market new products or services successfully;

          -    successful in commercially developing new products and services;

          - able to respond effectively to technological changes, new industry standards, or new products or services offered by our competitors; or

          - able to raise sufficient capital when required to implement our strategies.

         Our failure to anticipate technological change or evolving industry standards, and to successfully introduce new products and services, would affect the performance of our business.

We Face Intense Competition

         The digital animation and "intelligent agent" products and services industry is intensely competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. We are aware of numerous competitors that provide products and services similar to those offered by us, including:

          - Animated character software vendors, including Microsoft, Macromedia, Extempo, ToggleThis, 3D Planet, Atomic 3D, Pulse and Parable;

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          -    Recommendation and agent software vendors, including Net
               Perceptions, Autonomy and Aptex; and

          - Q&A natural language response systems vendors, including Teknimedia, Big Science, Inference and c-serv.

         In addition, with the rapid expansion of the Internet, it is likely that more competitors will enter the digital animation and "intelligent agent" market . Increased competition may result in the development of products which are superior to ours, or are perceived by the market to be superior, which could cause price reductions, reduced gross margins and loss of market share for us.

         Some of our competitors have longer operating histories, presence in key areas overlapping with our key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales, marketing, distribution, technical and other resources than us. As a result, these competitors may be able to adapt to new or emerging technologies and changes in customers requirements, or devote greater resources to the development, promotion and sales of their products and services, more quickly than us. We could face a competitive disadvantage if two-way data broadcast or information services are developed that transmit digital information at high speeds which enable higher quality autonomous agents using alternative media delivery technologies, including video. This competitive disadvantage would affect the performance of our business.

We Depend in Part on Licensed Technology

         Certain technology critical to the operation of Agent 7 products and solutions, including the Voxware speech recognition engine and the SoftVoice Speech Synthesis engine, are licensed from third parties. Although we have significantly improved these technologies and applied them in unique ways with other proprietary techniques, other parties may obtain versions of these technologies and compete with us. This could affect the performance of our business.

We Depend upon Strategic Alliances or Relationships

         Our future success will, in part, depend upon our ability to maintain existing and develop additional strategic alliances or relationships. We currently have relationships with online services, electronic distributors, software vendors and a variety of corporate customers. Through these relationships we may seek to develop additional commercial opportunities in delivering our products for use to individual consumers, in combination with advertising and transactional partnerships and for use in customized communications and community solutions. We will be dependent on the efforts of third parties to assist in commercializing these products and services. In addition, our strategic partners may pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors. We may not be able to develop or maintain these strategic relationships, which could affect the performance of our business.

         We may also seek to enter into arrangements with third parties for foreign commercialization of our products and services. Our ability to address markets outside the Unites States is likely to depend in large part on our ability to enter into strategic arrangements with third parties, as well as the efforts of those third parties.

We Face Risks Associated with Acquisitions

         A dynamic of the Internet industry has been that companies enter into ventures and other arrangements with rapidity. We are constantly engaged in discussions with other companies whose business may complement our existing products and services, expand our customer base, or enhance our technological capabilities. These discussions at some point may result in an acquisition. Acquisitions involve a number of potential risks, including:

          - difficulties in the assimilation of the acquired companies' operations, technology, products and personnel;

          -    completion and integration of acquired in-process technology;

          -    diversion of management's resources;

          -    uncertainties associated with operating in new markets; and

          -    the potential loss of the acquired companies' key employees.

         Even if successfully integrated, the acquired companies' operations may not achieve levels of revenues or productivity comparable to those achieved by our existing operations, or otherwise perform as expected.

         In addition, in order to finance acquisitions or fund the operations of any acquired business, we may issue additional shares of common stock or debt, which could dilute your investment in 7th Level or add significant interest expense. We may not be able to raise equity or debt financing on acceptable terms. Acquisitions also may reduce our cash balances and/or result in the amortization of expenses related to goodwill and other intangible assets and other charges to operating results. Although we expect to analyze carefully any proposed acquisition, any acquisition that is completed may not result in long-term benefits to us or our stockholders.

We Face a Risk of System Failure or Inadequacy

         Our operations depend to a significant extent on our ability to maintain our computer and telecommunications systems. We must also protect our systems against damage from fire, natural disaster, power loss, telecommunications failure, or similar events. Our business depends in significant part on our Corporate Operations Center in Richardson, Texas. Although we have arranged for off-site back-up for our network control, this measure does not eliminate the significant risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer and telecommunications systems and/or lead to degradations in performance or system failure. Any damage to or loss of our computer and telecommunications networks, including our Operations Center could affect the performance of our business.

We Face Risks Associated with Patents and Proprietary Rights

         Our success and ability to compete effectively will depend, in part, on our ability to protect our intellectual property. We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality and nondisclosure agreements, and other measures to establish and protect our proprietary technologies and processes. We have applied for several patents which are necessary for the operation of our business. We may not be issued these patents based on our applications or future applications, and even if these patents are issued they may not be sufficiently broad to protect our technology. In addition, any existing or future patents may not be adequate to protect our interests. The laws of certain countries in which our products may be sold or licensed may not protect our products and intellectual property rights to the same extent as the laws of the United States.

         We use employee and third-party confidentiality and non-disclosure agreements to protect our trade secrets and unpatented know-how. We also require our employees to assign to us all rights in any proprietary information or technology made or contributed by the employee during his or her employment with us. In addition, we regularly enter into non-disclosure agreements with third parties, including consultants, potential strategic partners and customers. Unfortunately, these methods cannot guarantee the confidentiality of our trade secrets or unpatented know-how nor can they prevent third parties from independently developing substantially equivalent proprietary information or copying, developing, or otherwise obtaining and using our proprietary information without authorization.

         We may have to resort to litigation in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend ourselves against claims of infringement or invalidity by others. While we are not currently engaged in any intellectual property litigation or proceedings, we may be in the future. An adverse outcome in a litigation or similar proceeding could subject us to significant liabilities to third parties, require disputed rights to be licensed from others, or require us to cease marketing or using certain products or services. The cost of addressing any intellectual property litigation, both in legal fees and the diversion of management resources, regardless of whether the claim is valid, could be significant

We Depend on Senior Management and Key Employees

         We depend to a significant extent upon the performance of our executive officers and other key personnel. We have not entered into employment agreements with some of our executive officers and are not the beneficiary of life insurance on any of them. Although we have agreements with certain members of management not to compete with us, these agreements may not be enforceable. In addition, we may not be successful in attracting and retaining qualified personnel. The loss of the services of any of our executive officers or other key employees, the failure to retain management and key employees, and the failure to attract and retain qualified personnel, could have a material adverse affect on us.

We Depend on Our Suppliers

         Certain components of our products may be available from a limited number of sources. Although to date we have been able to obtain adequate supplies of these components, our inability in the future to obtain sufficient sole or limited-source components or to develop alternative sources could result in delays in product introductions or shipments. In addition, we depend on the quality and reliability of the software components we use and the timely delivery of these components by our suppliers. We have also elected to obtain certain services from outside subcontractors, including animation production, information systems maintenance, web development and software testing. Although we believe that we can obtain alternate sources for some or all of these components and services, the inability of any of these suppliers or subcontractors to provide these services or products to us on a timely basis could affect the performance of our business.

A Large Portion of Our Revenues Comes from a Small Number of Customers

         At present, a relatively small group of our customers are responsible for a significant percentage of our revenue. For example, royalties and production fees from IBM, RealNetworks and Disney accounted for a high percentage of last year's revenue. Although we believe that our current relationships with our customers are generally good, the loss of one or more of our major customers could affect the performance of our business.

The Price of Our Common Stock is Volatile

         The market price of our common stock, like the stock of many other technology companies, has been highly volatile because of the following reasons:

          - announcements of technological innovations and new products by us or our competitors;

          - developments in patent or other proprietary rights by us or our competitors;

          -    fluctuations in our operating results;

          -    analyst reports, media stories, news broadcasts, and interviews;
               and

          -    market conditions for technology stocks in general,

could have a significant impact on the future price of our common stock. The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies. Frequently the reasons are unrelated to the operating performance of the companies affected.

         The price of our common stock might also be affected by the issuance of additional shares of our common stock or preferred stock.

Certain Events Could Result in a Dilution of Your Ownership

         The following factors could result in a dilution of your ownership in 7th Level:

          - the issuance of additional shares of our common stock or preferred stock to raise additional capital or finance acquisitions;

          - the issuance of additional shares of our common stock upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock; or

          - the issuance of additional shares of our common stock in connection with the payment of dividends.

         As of December 31, 1998, we had 23,763,622 shares of common stock outstanding and 6,256,782 common stock equivalents including convertible preferred stock, warrants and stock options. The exercise prices and conversion prices, as the case may be, of the common stock equivalents range from $.01 and $11.50 per share. These securities also provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our common stock that may be acquired upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of our common stock.

         This prospectus relates to the sale by Fletcher of shares of common stock which they purchased under the Subscription Agreement. Initially, Fletcher purchased 1,666,667 shares of common stock for $5,000,000, or $3.00 per share, and rights to purchase an additional 100,000 and 650,000 shares of common stock for $.01 and $4.50, respectively. The Subscription Agreement provides that at our election and as long as the market price of our common stock is greater than $3.00 per share, Fletcher is obligated to purchase up to an additional $5,000,000 of common stock at market prices when we elect to exercise our right to sell shares to Fletcher. In addition, Fletcher may receive additional shares of common stock if our common stock does not meet certain price targets. Any additional issuances to Fletcher would further dilute your percentage ownership of our common stock.

The Issuance of Preferred Stock Could Affect a Change of Control

         Our board of directors has the authority to issue up to 100,000 shares of preferred stock. The board of directors also has the authority to fix the rights, including voting rights, of the preferred stock, without any further vote or action by you and the other stockholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock provides desired flexibility in connection with possible acquisitions and other corporate purposes. However, it could have the effect of making it more difficult for a third party to acquire a majority of our common stock. This could delay, defer or prevent a change in control. Holders of our preferred stock may have other rights, including economic rights, senior to our common stock. As a result, the existence and issuance our preferred stock could affect the market price of our common stock.

We May Face Year 2000 Problems

         We rely on computer hardware, software and related technology, together with data, in the operation of our business. This technology and data are used in creating and delivering our products and services, and in our internal operations, including billing and accounting. We have initiated an enterprise-wide program to evaluate the technology and data used in the creation and delivery of our products and services, and in our internal operations. We do not believe the costs related to the Year 2000 will be material to our financial position. However, areas of potential problems, primarily within the software and hardware systems provided by third parties, have been identified and are scheduled for modification, replacement and testing prior to Year 2000. These third parties may not be able to successfully remediate their own Year 2000 issues over which we have no control. If we fail to complete the implementation of our Year 2000 plan prior to the commencement of the Year 2000, or our customers and suppliers fail to successfully remediate their own Year 2000 issues, it could affect the performance of our business.


                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock described in this document. Fletcher will receive all of the proceeds from the sale of the common stock described in this prospectus.



                                DIVIDEND POLICY

         We have never declared cash dividends on our common stock. We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.



                              SELLING STOCKHOLDER

         We entered into a Subscription Agreement with Fletcher on December 14, 1998 under which Fletcher purchased 1,666,667 shares of our common stock and rights to purchase an additional 750,000 shares of our common stock. Fletcher has not held any position of office or had any material relationship with us during the past three years.

         The following table provides information regarding Fletcher's ownership of our common stock as of January 18, 1999 and as adjusted to reflect the sale of the shares of common stock offered under this prospectus. Unless we have indicated otherwise, to our knowledge, Fletcher has sole voting and investment power with respect to its securities. On January 18, 1999, we had 23,777,565 shares of common stock outstanding.

                                                                         NUMBER OF
                                           BENEFICIAL OWNERSHIP          SHARES TO           BENEFICIAL OWNERSHIP
                                             OF COMMON STOCK             BE SOLD IN             OF COMMON STOCK
                                           PRIOR TO OFFERING(1)           OFFERING              AFTER OFFERING
                                         ------------------------        ----------         -----------------------
STOCKHOLDER                              NUMBER           PERCENT                           NUMBER          PERCENT
-----------                              ------           -------                           ------          -------
Fletcher International
Limited                                1,666,667           7.01%         2,416,667             0               0

------------------------------

(1) This figure does not include Fletcher's rights to purchase 750,000 shares of our common stock because Fletcher's rights are not exercisable within the next 60 days to the extent they would cause Fletcher to beneficially own more than 9.75% of the shares of our common stock. Beneficial ownership as defined in the Exchange Act includes options and other convertible securities which are exercisable within 60 days


                              PLAN OF DISTRIBUTION

         We are registering the shares of our common stock covered by this prospectus.

         As used in this prospectus, Fletcher includes donees, pledgees, transferees or other successors in interest who will hold Fletcher's shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but Fletcher will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

         Fletcher may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Fletcher may sell some or all of their common stock through:

          o ordinary brokers' transactions which may include long or short sales;

          o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

          o purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

          o    market makers or into an existing market for the common stock;

          o other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

          o    transactions in options, swaps or other derivatives; or

          o any combination of the selling options described in this prospectus, or by any other legally available means.

         Fletcher may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. Fletcher also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

         In its selling activities, Fletcher will be subject to applicable provisions of the Exchange Act and the Exchange Act's rules and regulations, including Regulation M, which may limit Fletcher's timing of purchases and sales of our common stock.

         Fletcher and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If Fletcher or any broker-dealer qualifies as an "underwriter," then they will be subject to the prospectus delivery requirements of section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

         In conjunction with sales to or through brokers, dealers or agents, Fletcher may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between Fletcher, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. We have also agreed to indemnify Fletcher and certain related persons against certain liabilities, including liabilities under the Securities Act.

         In addition to selling its common stock under this prospectus, Fletcher may:

          o Transfer its common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

          o Sell its common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

         We will amend or supplement this prospectus if required under the Securities Act. We have agreed to keep the Registration Statement effective until certain events occur which are described in the Subscription Agreement.

         If Fletcher sells its shares of common stock in accordance with this prospectus, then the legends that restrict the transferability of its common stock will no longer be necessary. Accordingly, the new certificates will be issued to the transferee without restrictive legends.

         Under the securities law of certain states, the common stock offered by Fletcher may only be sold in those states using registered or licensed brokers or dealers.

                                 LEGAL MATTERS

         Swidler Berlin Shereff Friedman, LLP, of New York, New York, will pass upon the legality of the shares of common stock offered under this prospectus.


                                    EXPERTS

         The consolidated financial statements and financial statement schedule of 7th Level, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states that 7th Level has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about 7th Level's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission Registration Fee.........     $1,901.29
Printing and Engraving......................................      4,000.00
Legal Fees and Expenses.....................................     10,000.00
Accounting Fees and Expenses................................      1,000.00
Miscellaneous...............................................      1,000.00
         Total .............................................     17,901.29

         All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by 7th Level.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Restated Certificate of Incorporation and By-Laws of the Registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and
(b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of
Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL
Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

         Article Eighth of the Restated Certificate of Incorporation of the Registrant, as amended (the "Certificate"), provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Tenth of the Registrant's Certificate entitles directors and officers of the Registrant to indemnification to the fullest extent permitted by Section 145 of the DGCL, as the same may be supplemented from time to time. The Certificate further provides that the Registrant may, to the fullest extent authorized by the Board of Directors, indemnify any employee or agent of the Registrant.

         Pursuant to Section 145(g) of the DGCL, the Registrant's By-Laws, as amended, authorize the Registrant to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the Registration cannot indemnify its officers and directors. The Registrant maintains a primary directors and officers liability and company reimbursement policy which, among other things, provides for payment up to $3 million on behalf of any of the Registrant's past, present or future directors or officers against Loss (as defined in such policy). The Registrant also maintains a supplemental insurance and company reimbursement policy providing for, among other things, payment up to $2 million on behalf of any of the Registrant past, present or future directors or officers against Loss (as defined in such policy).


ITEM 16. EXHIBITS


         The following exhibits are filed as part of this Amendment No. 1 to the Registration Statement.


  EXHIBIT
   NUMBER           DESCRIPTION
  -------           -----------
    5.1*            Opinion of Swidler Berlin Shereff Friedman, LLP.
   23.1*            Consent of KPMG Peat Marwick LLP.
   23.2*            Consent of Swidler Berlin Shereff Friedman, LLP (included in
                    Exhibit 5.1).

   24.1*            Power of Attorney.

* Previously filed on December 29, 1998.


ITEM 17. UNDERTAKINGS

         (a)   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by 7th Level pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Richardson, State of Texas, on this 1st day of February, 1999.


                                     7TH LEVEL, INC.


                                     By: /s/ Richard S. Merrick
                                         ------------------------------
                                         Richard S. Merrick
                                         Chief Executive Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.




               Signature                                  Title                                     Date
               ---------                                  -----                                     ----
/s/ Richard S. Merrick                    Chief Executive Officer and Director                 February 1, 1999
---------------------------------         (Principal Executive Officer)
Richard S. Merrick


/s/ Donald Schupak                        Chairman of the Board of Directors and               February 1, 1999
---------------------------------         Director (Principal Financial and
Donald Schupak                            Accounting Officer)

               *                          Vice Chairman of the Board of Directors               February 1, 1999
---------------------------------         and Director
Robert Alan Ezrin

               *                          Director                                              February 1, 1999
---------------------------------
Merv Adelson

               *                          Director                                              February 1, 1999
---------------------------------
James A. Cannavino


*By: /s/ Richard S. Merrick
     ----------------------------
         Richard S. Merrick
         Attorney-in-Fact

                                7TH LEVEL, INC.

                                    FORM S-3
                             REGISTRATION STATEMENT

                                 EXHIBIT INDEX



    Exhibit
    -------
      5.1*      Opinion of Swidler Berlin Shereff Friedman, LLP

     23.1*      Consent of KPMG Peat Marwick LLP

     23.2* Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.1)

     24.1*      Power of Attorney

----------------
* Previously filed on December 29, 1998.